Exhibit 99.1

BIOHAVEN REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

- NURTEC® ODT (rimegepant) becomes the first oral CGRP targeting agent approved for the prevention of migraine, and is the only migraine medication now approved for both acute and preventive treatment

- NURTEC ODT brand performance continues to exceed expectations, reporting $93 million in net product revenue for the second quarter of 2021, totaling approximately $200 million in net product revenues and over 875,000 prescriptions from product launch to date

- Biohaven awarded ODT formulation patent for NURTEC ODT, as well as other CGRP inhibitors in an ODT form, extending the Company's intellectual property protection for the platform until 2039

- Neuroinnovation™ Platform expects multiple Phase 3 study results in multiple system atrophy, spinocerebellar ataxia, amyotrophic lateral sclerosis, and obsessive-compulsive disorder in the next year

NEW HAVEN, Conn., Aug. 9, 2021 /PRNewswire/ – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases including rare disorders, today reported financial results for the second quarter ended June 30, 2021, and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, “Once again, the Biohaven team has outperformed business expectations for our CGRP receptor antagonist platform. Demand for NURTEC ODT is strong and our differentiated product is changing the paradigm by which migraine is treated. We are extremely proud of the success of our platform over the quarter, unlocking a sizable opportunity through the landmark approval of NURTEC ODT for both the acute and preventive treatment of migraine, while simultaneously bolstering innovation, and advancing clinical programs outside of our CGRP receptor antagonist franchise."

Dr. Coric continued, “We believe NURTEC ODT will continue to drive impressive revenue growth, but the true value is in the improved quality of life for those individuals who now have a one-stop solution for acute and preventive treatment of migraine. We are excited to pursue the science of CGRP antagonism with our broad platform of CGRP assets in pain adjacencies and non-migraine indications that we believe are driven by neuroimmune/neuroinflammatory interactions. The life-cycle management studies of NURTEC ODT and our other clinical CGRP-targeting assets including intranasal zavegepant, oral zavegepant, and BHV-3100 will pursue multiple indications with the goal of growing an industry leading CGRP franchise.”

Second Quarter and Recent Business Highlights

Continued strong uptake of NURTEC ODT – During the second quarter of 2021, the Company saw significant net revenue growth, more than doubling over the first quarter of 2021, driven by improvement in both net price realization and volume. We believe there continues to be a significant market opportunity for oral CGRP targeting agents ahead, with a potential $4-5 billion annual market in the U.S. alone for the acute treatment of migraine. We will continue to invest in NURTEC’s long term success, driving its growth outside of the U.S. and continuing to expand commercial payer coverage. Despite the industry-wide commercial challenges throughout the pandemic, NURTEC ODT has now achieved over 875,000 prescriptions and over 44,000 unique prescribers to date and continues to exceed revenue expectations.

FDA Approves NURTEC ODT (rimegepant) for Preventive Treatment of Migraine – In May, the Company announced that the FDA approved NURTEC ODT for the preventive treatment of episodic migraine. This milestone approval makes NURTEC ODT the first and only medication approved to both treat and prevent migraine attacks, expanding the product label to include the use of NURTEC ODT 75 mg up to 18 doses per month. In the pivotal Phase 3 clinical trial, NURTEC rapidly and effectively prevented migraine, reducing migraine days by 30% after just 1 week of every other day treatment; by 3 months of treatment, approximately half of patients experienced at least a 50% reduction in moderate-to-severe migraine days.

United States Patent and Trademark Office awards ODT drug product patent for NURTEC ODT – In July, the Company received notice that the United States Patent and Trademark Office (USPTO) has awarded a patent directed to our drug product, NURTEC ODT (rimegepant), as well as other CGRP inhibitors, in an ODT form. This patent will expire in March 2039, not including patent term adjustment or any potential patent term extension. The patent is also pending in major market countries throughout the world including countries in Europe, Japan and China. This issuance of this patent extends the Company's intellectual property protection for our CGRP platform until 2039.

Biohaven and Sosei Heptares collaboration initiates Phase 1 trial with novel small-molecule CGRP antagonist – In June, Biohaven and the Sosei Group Corporation dosed the first patient with BHV-3100 in a Phase 1 clinical study. BHV-3100 is a novel, small molecule CGRP receptor antagonist discovered by Sosei Heptares, which has demonstrated promising and differentiated properties to target CGRP-mediated disorders in preclinical development. The trial is a Phase 1, randomized, double-blind, placebo-controlled, first-in-human study to evaluate the safety, tolerability, and pharmacokinetics of a single ascending dose and multiple ascending doses of subcutaneous BHV-3100. The trial aims to enroll 88 subjects at a single center in the UK and is expected to complete in 2022.

Kishen Mehta appointed to Board of Directors – In June, Mr. Kishen Mehta joined Biohaven’s board. Mr. Mehta has approximately 15 years of experience in the financial industry and is currently a Portfolio Manager at Suvretta Capital Management, LLC, responsible for its healthcare-focused investment strategy, Averill, which attempts to identify companies that are disruptive to the healthcare industry. Previously, Mr. Mehta served as a strategic advisor to Biohaven Pharmaceuticals, where he advised the company on various business development, capital structure, and communication strategies. Mr. Mehta also had roles as a portfolio manager at Surveyor Capital, a Citadel LLC strategy, where he managed a portfolio focused on global small, mid, and large-capitalization biotechnology, pharmaceutical, specialty pharmaceutical, medical device, and healthcare services companies. Prior to Surveyor, Mr. Mehta was an analyst at Adage Capital where he evaluated and participated in numerous mezzanine and pre-IPO private healthcare investments. Mr. Mehta started his career as a mergers and acquisitions analyst at Evercore Partners, where he focused on life sciences.

George Clark, CPA appointed VP, Chief Accounting Officer – In August, the Company appointed Mr. George Clark as its Vice President, Chief Accounting Officer. Mr. Clark has been with Biohaven since 2018 and serving as Vice President of Finance. Prior to joining Biohaven, Mr. Clark held roles with KPMG, LLP as a Senior Audit Manager; The Hartford Financial Services Group, Inc. in external reporting and investment accounting; and began his career at PricewaterhouseCoopers, LLP. Mr. Clark is a graduate of the University of Connecticut where he earned Bachelor and Master of Science degrees in Accounting and is a Certified Public Accountant.

Upcoming Milestones:
Biohaven is continuing to support the launch of NURTEC ODT for the acute and preventive treatment of migraine, as well as develop our product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors in the coming quarters.

Biohaven expects to:

•Continue commercialization of NURTEC ODT for the dual indications of the acute and preventive treatment of migraine and advance regulatory efforts outside the U.S.
•Report topline of intranasal zavegepant in the acute treatment of migraine in the second half of 2021, followed by filing by year end if positive results are achieved.
•Report topline of verdiperstat for the treatment of MSA in the third quarter of 2021.
•Complete enrollment of verdiperstat for the treatment of ALS in the fourth quarter of 2021.
•Report topline of troriluzole in Spinocerebellar Ataxia in the first half of 2022.
•Report topline of troriluzole in OCD in the second half of 2022.

Second Quarter Financial Results

Product Revenues, Net: Net product revenue was $92.9 million for the three months ended June 30, 2021, compared to $9.7 million for the three months ended June 30, 2020. The increase of $83.2 million in net product revenues is due to both increased NURTEC ODT sales volume and improvements in net price realization due to decreases in sales allowances during the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The Company began selling NURTEC ODT in March 2020. Sales allowances and accruals mostly consisted of patient affordability programs, distribution fees and rebates.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $77.4 million for the three months ended June 30, 2021, compared to $42.4 million for the three months ended June 30, 2020. The increase of $35.0 million was primarily due to an increase in both late-stage product candidates and preclinical research. Non-cash share-based compensation expense was $9.3 million for the three months ended June 30, 2021, an increase of $2.8 million as compared to the same period in 2020.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $170.1 million for the three months ended June 30, 2021, compared to $124.8 million for the three months ended June 30, 2020. The increase of $45.3 million was primarily due to increases in spending to support increased commercial sales of NURTEC ODT for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $16.3 million for the three months ended June 30, 2021, an increase of $11.0 million as compared to the same period in 2020. The increase in non-cash share-based compensation expense was primarily due to the amortization of the Company's annual equity incentive awards that were granted in the first quarter of 2021.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended June 30, 2021, of $210.6 million, or $3.23 per share, compared to $180.9 million, or $3.08 per share for the same period in 2020. Non-GAAP adjusted net loss for the three months ended June 30, 2021 was $170.9 million, or $2.62 per share, compared to $150.0 million, or $2.55 per share for the same period in 2020. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives, gains or losses from equity method investment, collaboration and license upfront expenses, and accrued development milestone payments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Cash, Restricted Cash, and Marketable Securities: Cash, restricted cash, and marketable securities as of June 30, 2021, was $368.0 million, compared to $570.9 million as of March 31, 2021. In addition, the Company has access to $225.0 million in delayed draw term loans under the Sixth Street Financing Agreement, and $164.8 million in Series B preferred share forward contracts in quarterly cash proceeds until the fourth quarter of 2024.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its second quarter 2021 results today at 8:30 a.m. EDT. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13720712. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control, (v) collaboration and license upfront expenses, which the Company does not believe are normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing, and (vi) non-routine accrued development milestone expenses.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine and CGRP-mediated neuroimmune/neuroinflammatory diseases; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021, and in Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product revenue, net	$92,933	$9,698	$136,756	$10,849
Cost of goods sold	17,339	3,058	30,201	3,482
Gross profit	75,594	6,640	106,555	7,367
Operating expenses:
Research and development	77,428	42,425	184,539	98,495
Selling, general and administrative	170,057	124,802	329,580	220,403
Total operating expenses	247,485	167,227	514,119	318,898
Loss from operations	(171,891)	(160,587)	(407,564)	(311,531)
Other income (expense):
Interest expense	(7,836)	(172)	(15,567)	(227)
Interest expense on mandatorily redeemable preferred shares	(8,042)	(6,993)	(15,985)	(12,554)
Interest expense on liability related to sale of future royalties	(14,499)	(11,570)	(28,007)	(19,995)
Change in fair value of derivatives	(1,490)	650	(1,700)	(5,131)
Gain (loss) from equity method investment	—	(1,485)	5,261	(2,865)
Other expense, net	(3,051)	(119)	(4,751)	(216)
Total other income (expense), net	(34,918)	(19,689)	(60,749)	(40,988)
Loss before provision for income taxes	(206,809)	(180,276)	(468,313)	(352,519)
Provision for income taxes	4,350	658	8,174	1,352
Net loss	(211,159)	(180,934)	(476,487)	(353,871)
Less: Net loss attributable to non-controlling interests	(540)	—	(900)	—
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(210,619)	$(180,934)	$(475,587)	$(353,871)
Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(3.23)	$(3.08)	$(7.48)	$(6.15)
Weighted average common shares outstanding—basic and diluted	65,112,179	58,742,329	63,584,932	57,577,384

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$306,267	$132,149
Marketable securities	59,840	223,185
Trade receivables, net	168,637	120,111
Inventories	64,058	39,563
Prepaid expenses	48,871	76,682
Other current assets	18,907	11,716
Total current assets	666,580	603,406
Property and equipment, net	10,885	9,340
Equity method investment	—	1,176
Intangible assets, net	57,501	39,087
Other assets	110,927	33,966
Total assets	$845,893	$686,975
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$60,002	$48,476
Accrued expenses and other current liabilities	276,630	166,630
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	399,132	277,606
Long-term debt	274,138	267,458
Liability related to sale of future royalties, net	347,384	328,350
Mandatorily redeemable preferred shares, net	133,091	111,591
Derivative liability	15,890	14,190
Obligation to perform R&D services	55,353	932
Other long-term liabilities	17,501	19,037
Total liabilities	1,242,489	1,019,164
Contingently redeemable non-controlling interests	60,000	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(453,877)	(390,370)
Non-controlling interests	(2,719)	(1,819)
Total shareholders' deficit	(456,596)	(392,189)
Total liabilities and shareholders’ deficit	$845,893	$686,975

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(210,619)	$(180,934)	$(475,587)	$(353,871)
Add: non-cash share-based compensation expense	25,586	11,762	74,312	28,641
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	6,993	7,943	12,554
Add: non-cash interest expense on liability related to sale of future royalties	12,176	11,342	24,148	19,995
Add: change in fair value of derivatives	1,490	(650)	1,700	5,131
Add: (gain) loss from equity method investment	—	1,485	(5,261)	2,865
Add: collaboration and license upfront expenses	—	—	7,943	—
Add: accrued development milestone payments	500	—	5,500	—
Non-GAAP adjusted net loss	$(170,867)	$(150,002)	$(359,302)	$(284,685)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(3.23)	$(3.08)	$(7.48)	$(6.15)
Add: non-cash share-based compensation expense	0.39	0.20	1.17	0.51
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	0.12	0.12	0.22
Add: non-cash interest expense on liability related to sale of future royalties	0.19	0.19	0.38	0.35
Add: change in fair value of derivatives	0.02	(0.01)	0.03	0.09
Add: (gain) loss from equity method investment	—	0.03	(0.08)	0.05
Add: collaboration and license upfront fees	—	—	0.12	—
Add: accrued development milestone payments	0.01	—	0.09	—
Non-GAAP adjusted net loss per share — basic and diluted	$(2.62)	$(2.55)	$(5.65)	$(4.94)

About NURTEC ODT

NURTEC ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about NURTEC ODT, visit www.nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Indication

NURTEC ODT orally disintegrating tablets is a prescription medicine that is used to treat migraine in adults. It is for the acute treatment of migraine attacks with or without aura and the preventive treatment of episodic migraine. It is not known if NURTEC ODT is safe and effective in children.

Important Safety Information

Do not take NURTEC ODT if you are allergic to NURTEC ODT (rimegepant) or any of its ingredients.

Before you take NURTEC ODT, tell your healthcare provider (HCP) about all your medical conditions, including if you:

◦have liver problems,
◦have kidney problems,
◦are pregnant or plan to become pregnant,
◦breastfeeding or plan to breastfeed.

Tell your HCP about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

NURTEC ODT may cause serious side effects including allergic reactions, including trouble breathing and rash. This can happen days after you take NURTEC ODT. Call your HCP or get emergency help right away if you have swelling of the face, mouth, tongue, or throat or trouble breathing. This occurred in less than 1% of patients treated with NURTEC ODT.

The most common side effects of NURTEC ODT were nausea (2.7%) and stomach pain/indigestion (2.4%). These are not the only possible side effects of NURTEC ODT. Tell your HCP if you have any side effects.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

For Media
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502

NURTEC and NURTEC ODT are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.